Exhibit 16.1

November 25, 2008

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549
Re: China Digital Media Corporation

File No. 000-30212

We have read the statements that we understand China Digital Media Corporation will include under Item 4.01 of the Form 8-K report it will file with the Securities and Exchange Commission regarding the recent change of auditors.  We agree with such statements made insofar as they relate to our firm.  We have no basis to agree or disagree with the other statements made under Item 4.01.

Very truly yours,

Jimmy C.H. Cheung & Co.
Certified Public Accountants

Hong Kong, November 25, 2008